Exhibit 4.3.2

ADDENDUM No. 4 TO CONTRACT No. P 81055 dated March 01, 2008

VENDOR MANAGED INVENTORY

(VMI)

Moscow	August 25, 2008

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by the Commercial Operations Director Winfried Muehling, acting on the basis of Power of attorney 10-12/125 dated 01/01/2008, on the one part, and

OAO “Wimm-Bill-Dann Beverages”, Moscow, Russia, hereinafter referred to as the “Buyer”, represented by Purchasing Director Skorobogatov A.V., acting on the basis of Power of Attorney #246 dated 01.09.2007, on the other part, have concluded the present contract on the following:

Have signed this Addendum No. 4 (hereinafter referred to as the “Addendum”) to Contract No. P81055 dated 01.03.2008 (hereinafter referred to as the “Contract”) as follows:

1. VMI PROGRAMM

1.1. Vendor Managed Inventory Program (“VMI Program”) is applied by the Parties with the purpose top improve logistics of the Seller’s packaging material supply by virtue of data sharing on regular basis regarding the Buyer’s demand in particular SKUs.

1.2. The Parties hereby agree to use order placement procedure described herein as applied to the following packaging material SKUs (hereinafter referred to as “SKUs”):

Tetra Brick Aseptic 100 ml Slim for the following designs:

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

•                  “Lyubimy Sad”, [*]

1.3. The order placement procedure for the VMI Program implies that the Seller supplies to the Buyer the SKUs included in the VMI Program on the replenishment basis, at the same time the Buyer does not need to place separate purchase orders. The quantity of the packaging material to be supplied is determined according to the Buyer’s rolling forecast subject to his production needs.

2. DELIVERY TERMS

2.1. As an obligatory condition for the deliveries of packaging material as per this Agreement, the Buyer shall provide to the Seller the data regarding the Buyer’s demand in SKU on a weekly basis.

2.2. Every Monday (before 23:59, Moscow time) the Buyer shall e-mail the following data (Annex 1) to the Seller:

•                 the Buyer’s calculated weekly consumption per each SKU during each of the subsequent [*] weeks (“Rolling Forecast”) this forecast does not include the data for a current week; and

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

•                 The Buyer’s stock level for each SKU included in VMI Program at the end of the previous week excluding any stock, which the Buyer is not using and in respect of which it has notified the Seller of a claim; and

•                 The Buyer’s actual consumption of each SKU during the previous week

2.3. Rolling Forecasts are not subject to amendments within the current week. All changes shall be introduced in the following Rolling Forecast.

2.4. According to the above data, the Seller effects shipments SKU deliveries are effected subject to the Contract provisions, but for all that par 1.2, 4.4, 5.3.1 — 5.3.5, 5.5, 5.8 and 10.3 of the Contract are not subject to use.

2.5. Every week the Seller provides to the Buyer a shipment schedule of each SKU for the following week.

2.6. The particular shipment dates for the following week are determined by the Seller. The Seller informs the Buyer of the above dates not later than Tuesday, current week (till 12:00 Moscow time).

2.7. On the Buyer’s demand shipment dates for the following week might be changed but only subject to early request from the Buyer (not latter than Friday, current week till 12:00 Moscow time). In this case the Seller informs the Buyer of the new shipment dates for the next week not later than that Friday till 17:00 Moscow time. The changes in shipment schedule for the current week is not allowed.

2.8. Transitional period after the signing of this Agreement (after the VMI Program commences), the Seller stops to accept the Buyer’s orders for SKUs. All orders placed before VMI Program start are to be fulfilled by the Seller under the Contract provisions. The Seller replenished the Buyer’s warehouse taking into account the already placed orders.

2.9. The Seller shall supply SKUs with a full truck load unless otherwise stipulated herein or agreed with the Buyer.

2.10. The Seller shall provide at the Buyer’s production site the agreed minimum stock level of packaging material for each SKU, but not more than the maximum level at any time of this Addendum starting from the first delivery of packaging material under VMI Program.

2.11. The Parties hereby agree on minimum and maximum stock levels for each SKU (valid from the first delivery under VMI Program):

	Min. Q-ty (th. Packs)	Max. Q-ty (th. Packs)
Tetra Brik Aseptic, 1000 ml Slim:
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

2.12. The agreed stock levels shall correspond to product safekeeping terms and delivery time and conditions (i.e. full truck loads) from the Seller’s warehouse. However the Seller is entitled no to provide full truck loads in case an urgent shipment is required in order to meet the minimum stock level.

2.13. If at any time the Buyer becomes aware that on going basis is it requires more or less packaging material of a specific SKU than it has been forecasted it shall immediately notify the Seller of the required additional quantity and when and for how long such amount will be required.

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

2.14 The Seller obliges to assume all possible measures to avoid the production of such quantity of packaging material that exceeds the Buyer’s needs due to the sudden decrease of production cancellation of designs (SKUs) and/or design changes. At the same time the Buyer shall accept the delivery and pay for the packaging material produced by the Seller according to such a Rolling Forecast with the maximum [*] week quantity and which was provided not earlier than [*] weeks before the Buyer’s notification of design changes or cancellation of VMI Program for certain SKU.

2.15. In cases mentioned in par 2.14 the Seller is entitled to effect the deliveries of packaging material by equal shipments within [*] weeks after the Buyer’s notification of design changes or cancellation of VMI Program.

3. DESIGN CHANGES

3.1. If the Buyer plans to change the current design version of the SKU he shall give at least [*] weeks notice in writing to the Seller before the SKU with the new design will start be using.

3.2. The above notification is sent with the Information in par 2.2. If the notification received later, then [*] week period commences from the next Monday. The notification received vie e-mail is deemed as delivered to the Seller.

3.3. In case the Buyer fails to comply with the above term (par 3.1) the Seller is entitled to place production orders with an old design version in accordance with the Rolling Forecasts in order to provide the minimum stock level. The Buyer shall accept the delivery and pay for such packaging material produced by the Seller under the Contract provisions.

3.4. In accordance with par 2.14 the Buyer shall accept the delivery and pay for such packaging material produced by the Seller in accordance with the Rolling Forecasts of the Buyer, received before the notification about design changes. The Seller shall stop order placing with old design version to the converting factory and also has to stop production of the already placed orders, but the Seller could continue to produce such orders with old design version for liability fulfillment according to 2.10.

4. LIABILITY. VMI PROGRAM TERMINATION

4.1. The Buyer is responsible for the accuracy of information he is providing to the Buyer and the Seller shall not be liable for any negative consequences for the stock levels or any other negative consequences for the Buyer if this information is inaccurate.

4.2. If the Buyer fails to provide the required information for [*] during any period, the Parties shall jointly endeavor to solve any difficulties arising, at the same time the Buyer’s entitlement to the VMI Program shall not be affected. However if the Buyer fails to provide information for [*] weeks within any period, the Seller shall have the right to withhold the VMI Program. The Seller in this case should notify the Buyer in written.

4.3. Upon the Seller’s termination of the VMI Program the Seller provides following information to the Buyer:

•                  Current stock;

•                  Planned production;

•                  Stock in transit,

And the Buyer shall accept the delivery of produced packaging material under par 2.14 and 2.15.

4.4. The Seller shall be responsible for maintaining quantities of the SKU within the agreed minimum and maximum stock level of the Buyer (par 2.11) unless otherwise agreed.

4.5. Where the Seller produces a quantity of the SKUs over and above the maximum stock level, the Seller shall store such additional quantity at his own premises, or premises of any third party at his own expense. This paragraph is not applicable if the Seller supplied packaging materials above the maximum stock level in order to meet the Buyer’s production needs according to his Rolling Forecasts as well as in cases mentioned in par 2.14 — 2.15, 3.4.

4.6. If at any time the Buyer fails to maintain the minimum stock level of an SKU eligible for the VMI Program, the Seller shall immediately supply this SKU in a sufficient quantity to maintain the minimum stock level. The Buyer is entitled to charge the Seller with a penalty in the amount set in the par 5.7 of the

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

Contract on the price of not-delivered packaging material for each day of delay till the moment the minimum stock level is provided. Such penalty starts from the week that follows the one when the stock level decreased below the minimum level provided that this level was not filled up by the Seller till such a week.

5. OTHER TERMS

5.1. All Contract provisions not included herein are subject to no alteration.

5.2. The Addendum becomes effective from the moment of its signing.

5.3. All agreements, negotiations and correspondence on the contractual issues between the Parties preceding the time of the Addendum signing, become null and void after the signing of the Addendum.

5.4. This Addendum is drawn up in two equally valid copies and forms the integral part of the Contract.

FOR AND ON BEHALF OF THE SELLER

Date:	/s/ W. Muehling

FOR AND ON BEHALF OF THE BUYER

Date:	/s/ A.V. Skorobogatov

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission

SAMPLE

Annex No. 1 to the Addendum No. 4 to the Contract No. P81055

Rolling forecast, consumption and stock

	Week 15
SKU	weeks	Previous week production, th. packs	Forecasts, th. packs	End of previous week stock, th. packs
Lyubimy Sad Yabloko	152007	500	500	1200
Lyubimy Sad Yabloko	162007		500
Lyubimy Sad Yabloko	172007		500
Lyubimy Sad Yabloko	182007		500
Lyubimy Sad Yabloko	192007		500
Lyubimy Sad Yabloko	202007		500
Lyubimy Sad Yabloko	212007		500
Lyubimy Sad Yabloko	222007		500
Lyubimy Sad Yabloko	232007		500
Lyubimy Sad Yabloko	242007		500
Lyubimy Sad Yabloko	252007		500
Lyubimy Sad Yabloko	262007		500
Lyubimy Sad Yabloko	272007		500
Lyubimy Sad Apelsin	152007	400	400	1100
Lyubimy Sad Apelsin	162007		400
Lyubimy Sad Apelsin	172007		400
Lyubimy Sad Apelsin	182007		400
Lyubimy Sad Apelsin	192007		400
Lyubimy Sad Apelsin	202007		400
Lyubimy Sad Apelsin	212007		400
Lyubimy Sad Apelsin	222007		400
Lyubimy Sad Apelsin	232007		400
Lyubimy Sad Apelsin	242007		400
Lyubimy Sad Apelsin	252007		400
Lyubimy Sad Apelsin	262007		400
Lyubimy Sad Apelsin	272007		400

FOR AND ON BEHALF OF THE SELLER

Date:	/s/ W. Muehling

FOR AND ON BEHALF OF THE BUYER

Date:	/s/ A.V. Skorobogatov

“[*]” means that certain confidential material has been filed separately with the Securities and Exchange Commission